SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – December 13, 2010 (December 9, 2010)

NORTH AMERICAN ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-52522	98-0550352
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	file number)	Identification No.)

6914 So Yorktown Ave, Suite 130, Tulsa, OK  74136
(Address of principal executive offices) (Zip Code)

(918) 712-7774
Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3 - SECURITIES AND TRADING MARKETS

ITEM 3.02:	UNREGISTERED SALES OF EQUITY SECURITIES

On December 9, 2010, the Company received notices from all of its convertible note holders to convert their convertible notes into the Company's common stock pursuant to the convertible note agreements.  Notes with total principal in the amount of $474,358 along with accrued interest in the amount of $81,890 were converted into 3,329,406 shares of the Company's common stock.  One note in the principal amount of $53,618 along with accrued interest of $4,302 was contributed to the Company's capital when the holder disclaimed an interest.

One of the convertible notes was held by Avenel Financial Group, Inc., which is wholly owned by Michael D. Pruitt, a director and Chief Executive Officer.  Avenel Financial Group received 107,201 shares.

As of December 9, 2010, after issue of the shares above, there were 20,704,945 shares of Company common stock issued and outstanding.  On that date, to the knowledge of the Company, there was one shareholder who owned beneficially more than 5% of the Company's common stock.  The table below contains information, as of that date, regarding the beneficial ownership of that person.  Unless otherwise indicated we believe that the person listed below has sole voting and investment power with respect to all of the shares of common stock indicated.

	Number of shares
Name and address of beneficial owner	beneficially owned	Percent of class

Michael D. Pruitt (a)	2,842,641	13.73%
11220 Elm Lane, Suite 203
Charlotte, NC 28277

(a) The shares beneficially owned by Mr. Pruitt include 1,992,461 shares owned by Avenel Financial Group, Inc. (includes the newly issued 107,201 shares discussed above), which is wholly owned by Mr. Pruitt; 700,000 shares owned by Chanticleer Holdings, Inc. of which Mr. Pruitt is Chief Executive Officer, a director and approximately 17% owner; and 150,000 shares owned by Avenel Ventures, LLC, which is wholly owned by Chanticleer Holdings, Inc.

The issuance of the common stock to the convertible note holders did not involve any public offering, and the Company relied upon the exemption from registration of securities provided by Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN ENERGY RESOURCES, INC.

By /s/ Michael D. Pruitt Michael D. Pruitt, Chief Executive Officer

Date:   December 13, 2010